Exhibit 21
SUBSIDIARIES OF THE REGISTRANT

There is no parent of the Company. The following is a listing of the significant subsidiaries of the Company.

JURISDICTION OF ORGANIZATION
ClarusONE Sourcing Services LLP	United Kingdom
McKesson Europe AG	Germany
McKesson International Bermuda IP5A Limited	Bermuda
McKesson Medical-Surgical Inc.	United States
McKesson Medical-Surgical Supply Chain Services LLC	United States
McKesson Sourcing Services Inc.	United States
McKesson Specialty Care Distribution LLC	United States
McKesson Strategic Services Limited	United Kingdom
McKesson UK Finance I Limited	United Kingdom
McKesson US Finance Corporation	United States
Northstar Healthcare Holdings Unlimited Company	Ireland
US Oncology Holdings, Inc.	United States